Exhibit 99.1

For Immediate Release

HOSPIRA NAMES RICHARD DAVIES

CHIEF COMMERCIAL OFFICER

LAKE FOREST, Ill., Jan. 30, 2012 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today announced that Richard Davies has been named senior vice president and chief commercial officer. In this role, he will be responsible for developing and executing Hospira’s global commercial strategies and delivering profitable revenue growth across the company’s product portfolio. Mr. Davies will join Hospira Feb. 2 and serve as a member of Hospira’s senior leadership team, reporting to F. Michael Ball, chief executive officer.

“From catalyzing growth in well-established products to architecting bold new strategies for emerging markets, Richard has a track record of unparalleled success in the healthcare industry,” said Mr. Ball. “He is an accomplished and dynamic global commercial executive, and we expect to leverage his deep expertise to advance our leadership positions worldwide by executing customer-centric strategies and an aggressive portfolio expansion initiative.”

Mr. Davies, 50, brings to Hospira more than 20 years of diverse strategic and operational experience gained through a variety of commercial management positions and across a range of products and technologies. Most recently, he served as vice president and general manager, Japan, Asia Pacific and Latin America, for Amgen, where he was responsible for establishing Amgen’s business in the region as well as supporting its strategy development for emerging markets overall. During his eight years at Amgen, he led the company’s commercial organizations in Central/Eastern Europe and Australia, and also served as vice president of U.S. sales for the immunology franchise. Prior to joining Amgen, Mr. Davies spent 13 years at Eli Lilly and Company in increasing roles of commercial responsibility, including general country management.

-MORE-

Born and educated in the United Kingdom, Mr. Davies earned his bachelor’s degree in applied chemistry from the University of Portsmouth and his master of business administration degree from the University of Warwick.

About Hospira
Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

###

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711